Exhibit 23.2

Consent of Independent Petroleum Engineers

We hereby consent to the inclusion of information included or incorporated by reference in the registration statement (No. 333-292670) on Form S-3 and registration statements (Nos. 333-281151, 333-239773 and 333-191693) on Form S-8 of Antero Resources Corporation (the “Company”) with respect to the information from our reserve report dated December 19, 2025, with respect to the estimates of total proved reserves and forecasts of economics attributable to HG Energy II Appalachia, LLC, as of December 31, 2025 included in the Current Report on Form 8-K/A filed on or about April 17, 2026.

/s/ Cawley, Gillespie & Associate, Inc.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

Fort Worth, Texas

April 17, 2026